Exhibit 10.41

EMPLOYMENT AGREEMENT

This Employment Agreement is entered into by and between Cypress Semiconductor Corporation ("Cypress" or "the Company"), and Hassane El-Khoury ("Executive"), effective as of the 30th day of November, 2016 (the "Effective Date"). In consideration of the mutual covenants and agreements hereinafter set forth, the parties agree as follows:

1.EMPLOYMENT.

1.1Position. Subject to the terms and conditions set forth herein, the Company agrees to employ Executive as its President and Chief Executive Officer.

1.2Duties. Executive shall diligently, and to the best of his ability, perform all such duties normally incident to the position of President and Chief Executive Officer, as well as other duties and responsibilities that may be assigned by the Board of Directors of the Company. Executive will use his best efforts to promote the interests of the Company. As a Cypress employee, Executive is required to follow all of Cypress' policies, including but not limited to Cypress' Code of Business Conduct and Ethics.

1.3Time to be Devoted to Employment. Executive shall devote his full time and energy to the business of the Company. Executive hereby represents that he is not a party to any agreement which would be an impediment to entering into this Employment Agreement and that he is permitted to enter into this Employment Agreement and perform the obligations hereunder.

1.4At-Will Employment. Executive's employment with Cypress will be at-will. This means that Executive or Cypress can end Executive's employment at any time, with or without cause or advance notice. No one other than the Executive Vice President of Human Resources (after authorization from the Board or an authorized Committee of the Board) has the authority to change this arrangement or make any agreement to the contrary. Any such agreement must be in writing, must be signed by the Executive Vice President of Human Resources, and must express clear intent to alter the at-will nature of Executive's employment relationship.

1.5Offer Letter Superseded. This Employment Agreement completely replaces and supersedes the offer letter dated August 10, 2016 (the "Offer Letter") between you and the Company. Therefore, you will no longer be entitled to any payments or benefits under the Offer Letter.

2.COMPENSATION AND BENEFITS.

2.1Annual Salary. In consideration of and as compensation for the services agreed to be performed by Executive hereunder, the Company agrees to pay Executive an annual base salary of no less than $650,000, payable in accordance with the Company's regular payroll schedule ("Base Salary"), less applicable withholdings and deductions. The Base Salary will be subject to increase, but not decrease, at the sole discretion of the Board of Directors of the Company.

2.2Incentive Program. Executive will be a participant in the Cypress Incentive Program ("CIP"). Executive's target incentive for fiscal year 2017 will be 125 percent of Executive's Base Salary. Executive's actual incentive payment, if any, will be based on both Company and individual performance. Payment of any incentive will be at the sole discretion of the Board of Directors of the Company.

2.3Stock. Executive will receive an equity grant valued at $2,500,000.00 dollars in restricted stock units (RSUs) under the Cypress 2013 Stock Plan. This award will vest quarterly in equal installments over three years, subject to Executive's continued employment with Cypress. Effective during the February 2017 grant cycle Executive will receive an additional $4,500,000.00 dollars' worth of equity. The vesting schedule as well as the vesting criteria will be determined at the time of grant and will be consistent with those of other senior executives, as determined in the discretion of the Board. Thereafter, as the President and CEO of Cypress, Executive will be eligible for annual grants under the Cypress PARS Grant Program, as may be determined by the Board in its discretion. The PARS Grant Program has historically included grants of both RS Us and PSUs that vest over a multi-year time period. Any equity compensation awards made to Executive will be subject to the terms and conditions of the written award agreement that will be provided to you for each grant, as such terms and conditions are determined by the Board or an authorized Committee of the Board in its discretion.

2.4Participation in Benefit Plans. During the Executive's employment, Executive shall be entitled to participate in the Company's health insurance, life insurance and disability insurance plans to the extent permitted by law, that may from time to time be available to other executive officers of the Company. The Company reserves the right to amend, modify or terminate any employee benefits at any time for any reason.

2.5Reimbursement of Expenses. The Company shall reimburse Executive for all reasonable business expenses incurred by Executive on behalf of the Company during Executive's employment, provided that: (i) such reasonable expenses are ordinary and necessary business expenses incurred on behalf of the Company, other than automobile mileage, and (ii) Executive provides the Company with itemized accounts, receipts and other documentation for such reasonable expenses as are required by the Company, and (iii) Executive otherwise satisfies the requirements of the Company expense reimbursement policy as it may be in effect from time to time.

3.TERMINATION OF EMPLOYMENT.

3.1Method of Termination. Executive's employment shall terminate upon the first of the following to occur:

(i)Executive's death;

(ii)Date that written notice is deemed given or made by the Company to Executive that as a result of any physical or mental injury or disability, he is unable to perform the essential functions of his job, with or without reasonable accommodation. Such notice may be issued when the Company has reasonably determined that Executive has become unable to perform substantially his services and duties hereunder with or without reasonable accommodation because of any physical or mental injury or disability, and that it is reasonably likely that he will not be able to resume substantially performing his services and duties on substantially the terms and conditions as set forth in this Employment Agreement;

(iii)Date that written notice is deemed given or made by the Company to Executive of termination for "Cause" provided that such written notice shall specify in reasonable detail the basis for such termination. For purposes of this Employment Agreement, "Cause" shall mean any one of the following: (a) Executive's theft, dishonesty or falsification of any employment or Company records that is not trivial in nature; (b) malicious or reckless disclosure of the Company's confidential or proprietary information; (c) commission of any immoral or illegal act or any gross or willful misconduct, where a majority of the disinterested members of the Board reasonably determines that such act or misconduct has (1) seriously undermined the ability of the Board or the Company's management to entrust Executive with important matters or otherwise work effectively with Executive, (2) contributed to the Company's loss of significant revenues or business opportunities, or (3) significantly and detrimentally effected the business or reputation of the Company or any of its subsidiaries; and/or (d) the willful failure or refusal by Executive to follow the reasonable and lawful directives of the Board, provided such failure or refusal continues after Executive's receipt of reasonable notice in writing of such failure or refusal and an opportunity of not less than fifteen (15) days to correct the problem. For purposes of this Employment Agreement, no act or failure to act shall be deemed willful unless done, or failed to be done, intentionally and in bad faith;

(iv)Date of Executive's "Voluntary Resignation for Good Reason" which means a resignation within ninety (90) days of one or more of the following events which occurs without Executive's consent and which remains uncured thirty (30) days after Executive's delivery to the Company of written notice thereof (a) a material reduction in Executive's duties, authority and responsibilities; (b) a material reduction by the Company in Executive's base salary or target annual cash incentive bonus, in either case as in effect immediately prior to such reduction; (c) the Company's material breach of any of its obligations under this Employment Agreement or any offer letter or employment agreement between the Company and Executive, and (d) relocation without Executive's written consent, to a facility or location fifty (50) miles from the Company's current headquarters in San Jose, California.

(v)Date of Executive's resignation or voluntary departure without Good Reason; or

(vi)Date that written notice is deemed given or made by the Company to Executive of Executive's termination without "Cause."

Nothing herein alters Executive and the Company's separate right to terminate the employment relationship at any time, for any reason, with or without cause.

3.2Effect of Termination Without Cause or Voluntary Resignation With Good Reason. If Executive's employment is terminated involuntarily by the Company other than for Cause (and not due to Executive's death or disability), or by Executive pursuant to a Voluntary Termination for Good Reason, and in both cases only if Executive executes and does not revoke a general release of claims (which release is satisfactory to the Company in the Company's sole discretion) against the Company and its affiliates within 60 days after the date of Executive's termination of employment (so that the release becomes irrevocable no later than the 60th day after Executive's termination), then the Company shall provide Executive with the benefits set forth below:

(i)Cash Award. A lump sum payment in an amount equal to the sum of: (x) Executive's monthly base salary immediately prior to such employment termination multiplied by twenty-four months (24) (without regard to any reduction in base salary that may have served as the basis for Voluntary Termination for Good Reason); and (y) Executive's target annual CIP bonus amount for twenty-four months, in addition to any other earned but unpaid compensation due through the date of such termination (without regard to any reduction in target annual cash bonus opportunity that may have served as the basis for Voluntary Termination for Good Reason).

Notwithstanding the above, Executive shall not be paid any pro-rated bonus or incentive which has not otherwise been earned and paid on the date of termination of employment, but instead shall only get two years of bonus as described in (y) above. This lump sum payment is to be paid on the sixty-first (61 st) day after the effective date of the employment termination.

(ii)Acceleration of Vesting of Equity Awards; Exercise Period. All vesting for (a) outstanding options to purchase the common stock of the Company or any affiliate of the Company granted under any equity plan of the Company or affiliate of the Company then held by Executive, (b) restricted stock granted under any equity plan of the Company or affiliate of the Company then held by Executive and (c) other equity and equity equivalent awards granted under any equity plan of the Company or affiliate of the Company then held by Executive shall be accelerated in full effective as of the sixty-first (61st) day after the effective date of the employment termination and, where applicable, shall remain exercisable for such period of time following termination of employment as provided for by the specific agreements governing each such award; provided that, notwithstanding any provision in the Agreement or the award agreement to the contrary, if Executive's termination of employment entitles Executive to vesting under this Section (ii), then any vested options (including, but not limited to, options accelerated pursuant to this Section (ii), shall be exercisable for up to twelve (12) months following such termination (or until the original expiration date of such options, if earlier).

(iii)Benefits Continuation. For twenty-four (24) months following the effective date of the employment termination, the Company shall pay directly, on Executive's behalf, or reimburse Executive in twenty-four (24) monthly installments, at the Company's option, for premium costs incurred by Executive and Executive's dependents for continued health, dental, vision, and EAP coverage under the applicable plans maintained by the Company for a coverage period of twenty-four (24) months following the effective date of the employment termination.

For the avoidance of doubt and notwithstanding any contrary provision of this Employment Agreement, Executive will not be entitled to any of the payments and benefits described in

(i) through (iii) above unless the above-described release of claims becomes effective and irrevocable no later than the 60th day after Executive's termination of employment.

3.3Effect of Termination for Cause or Resignation without Good Reason. If Executive's employment is terminated for Cause, or Executive resigns his employment other than for Good Reason, then Executive will be paid his base salary through the date of his termination, and will not be eligible to receive any severance, accelerated stock vesting, benefit continuation, or other compensation.

3.4Resignation as an Officer and Director. In the event Executive's employment with the Company terminates for any reason, Executive will be deemed to immediately resign all positions (including, but not limited to, as an officer and/or director) of the Company and all affiliates. Executive agrees to execute all documents reasonably requested by the Company in order to effect such resignation(s).

4.CONFIDENTIAL INFORMATION.

4.1Executive understands that the Company and its affiliates possess Proprietary Information (as defined below) which is important to its business and that this Employment Agreement creates a relationship of confidence and trust between Executive and the Company and its affiliates with regard to Proprietary Information. Nothing in this Section 4 shall be deemed modified or terminated in the event of the termination or expiration of this Employment Agreement.

4.2For purposes of this Employment Agreement, "Proprietary Information" is information that was or will be developed, created, or discovered by or on behalf of the Company and its affiliates and predecessors, or is developed, created, learned, or discovered by Executive while performing services under this Employment Agreement, or which became or will become known by, or was or is conveyed to the Company and its affiliates which has commercial value in the Company's and its affiliates' business. "Proprietary Information" includes, but is not limited to, trade secrets, ideas, techniques, business, finances, strategy, product, or franchise development plans, customer information, franchisee information and any other information concerning the Company's and its affiliates' actual or anticipated business, development, personnel information, or which is received in confidence by or for the Company and its affiliates from any other person. "Proprietary Information" also includes all information of which the unauthorized disclosure could be detrimental to the interests of the Company, whether or not such information is identified as Proprietary Information. Notwithstanding the foregoing, Proprietary Information shall not include any such information which Executive can establish (i) was publicly known or made generally available prior to the time of disclosure by the Company to Executive; (ii) becomes publicly known or made generally available after disclosure by the Company to Executive through no wrongful action or omission by Executive; or (iii) is in Executive's rightful possession, without confidentiality obligations, at the time of disclosure by the Company as shown by Executive's then-contemporaneous written records; provided that any combination of individual items of information shall not be deemed to be within any of the foregoing exceptions merely because one or more of the individual items are within such exception, unless the combination as a whole is within such exception. Executive understands that nothing in this Agreement is intended to limit employees' rights to discuss the terms, wages, and working conditions of their employment, as protected by applicable law.

4.3At all times, both during the term of this Employment Agreement and after its termination, Executive will keep in the strictest confidence and trust, and will take all reasonable precautions to prevent any unauthorized use or disclosure of Company Proprietary Information. Executive will not (i) use Company Proprietary Information for any purpose whatsoever other than for the benefit of the Company in the course of Executive's employment, or (ii) disclose Proprietary Information to any third party without the prior written authorization of the Board. Executive agrees that Executive obtains no title to any Proprietary Information, and that as between Company and Executive, the Company retains all Proprietary Information as the sole property of the Company. Executive understands that Executive's unauthorized use or disclosure of Proprietary Information during Executive's employment may lead to disciplinary action, up to and including, immediate termination and legal action by the Company. Executive understands that Executive's obligations under this 4 shall continue after termination of Executive's employment and also that nothing in this Employment Agreement prevents Executive from engaging in Protected Activity, as described below.

4.4Executive understands that the Company and its affiliates possess or will possess "Company Documents" which are important to its business. For purposes of this Employment Agreement, "Company Documents" are documents or other media that contain or embody Proprietary Information or any other information concerning the business, operations or plans of the Company and its affiliates, whether such documents have been prepared by Executive or by others. "Company Documents" include, but are not limited to, blueprints, drawings, photographs, charts, graphs, notebooks, customer lists, computer disks, personnel files, tapes or printouts and other printed, typewritten or handwritten documents. All Company Documents are and shall remain the sole property of the Company. Executive agrees not to remove any Company Documents from the business premises of the Company or deliver any Company Documents to any person or entity outside the Company, except as required to do in connection with performance of the services under this Employment Agreement. Executive further agrees that, immediately upon the Company's request and in any event upon completion of Executive's services, Executive shall deliver to the Company all Company Documents, apparatus, equipment and other physical property or any reproduction of such property.

4.5Executive understands that nothing in this Employment Agreement shall in any way limit or prohibit Executive from engaging in any Protected Activity. For purposes of this Employment Agreement, "Protected Activity" means filing a charge or complaint with, or otherwise communicating or cooperating with or participating in any investigation or proceeding that may be conducted by any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board ("Government Agencies"). Executive understands that in connection with such Protected Activity, Executive is permitted to disclose documents or other information as permitted by law, and without giving notice to, or receiving authorization from, the Company. Notwithstanding, in making any such disclosures or communications, Executive agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Proprietary Information to any parties other than the Government Agencies.

Executive further understands that "Protected Activity" does not include the disclosure of any Company attorney-client privileged communications. In addition, Executive hereby acknowledges that the Company has provided Executive with notice in compliance with the Defend Trade Secrets Act of 2016 regarding immunity from liability for limited disclosures of trade secrets. The full text of the notice is attached in Exhibit A.

4.6Executive agrees he is bound by the Company's standard Patent and
Confidentiality Agreement that he previously signed.

5.RESTRICTIVE COVENANTS.

During Executive's employment:

5.1Executive shall devote substantially all of his time and energy to the performance of Executive's duties described herein, except during periods of illness or vacation.

5.2Executive shall not directly or indirectly provide services to or through any person, firm or other entity other than the Company, unless otherwise authorized by the Company in writing.

5.3Notwithstanding the foregoing, Executive shall have the right to perform such incidental services as are necessary in connection with (i) his private passive investments, but only if Executive is not obligated or required to (and shall not in fact) devote any managerial efforts which interfere with the services required to be performed by him hereunder, (ii) his charitable or community activities or (iii) participation in trade or professional organizations, but only if such incidental services do not significantly interfere with the performance of Executive's services hereunder. For the avoidance of doubt, during the Employment Term, Executive shall not directly or indirectly own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be employed by or connected in any manner with, any enterprise which is engaged in any business competitive with that which the Company is at the time conducting or proposing to conduct; provided, however, that such restriction shall not apply to any passive investment representing an interest of less than two percent (2%) of an outstanding class of publicly traded securities of any corporation or other enterprise which is not, at the time of such investment, engaged in a business geographically competitive with the Company's business.

5.4During the term of this Employment Agreement, and for one year thereafter, Executive will not directly or indirectly encourage or solicit any employee of the Company or any affiliate to leave their employment at the Company or any affiliate for any reason.

6.MISCELLANEOUS.

6.1Withholdings; Internal Revenue Code Section 409A. Notwithstanding any contrary provision of this Employment Agreement, all payments and other compensation under this Employment Agreement, including but not limited to any severance payments and benefits, will be subject to applicable tax and other withholdings. The payments and benefits in this Employment Agreement are intended to be exempt from or comply with the requirements of

Section 409A of the Internal Revenue Code so that none of the payments or benefits will be subject to the additional tax imposed under Section 409A. To the extent practicable, any ambiguities in this Employment Agreement will be interpreted to be so exempt or otherwise comply with Section 409A. Notwithstanding any contrary provision of this Employment Agreement, if and to the extent necessary to avoid subjecting Executive to an additional tax under Section 409A, payment of all or a portion of the severance payments and benefits under this Employment Agreement and any other separation-related deferred compensation (within the meaning of Section 409A) payable in the first 6 months after Executive's termination of employment will be delayed until the date that is 6 months and 1 day following Executive's separation date (other than in the event that Executive's termination is due to Executive's death or as otherwise permitted under Section 409A), and all subsequent payments and benefits, if any, will be payable in accordance with the payment schedule applicable to them. Each severance payment and benefit is intended to constitute a separate payment for purposes of the Section 409A-related Treasury Regulations. References to Executive's termination from employment will be deemed to refer to Executive's "separation from service" as defined in Section 409A. Notwithstanding any contrary provision of this Employment Agreement, in no event will the Company reimburse Executive for any taxes that may be imposed on Executive as a result of Section 409A and/or any other tax rule or regulation. Executive and the Company agree to work together in good faith to consider amendments to this Employment Agreement and to take such reasonable actions that are necessary, appropriate or desirable to help avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A. For purposes of this Employment Agreement, "Section 409A" means Section 409A of the Internal Revenue Code of 1986, as amended, any final regulations and guidance under that statute, and any applicable state law equivalent, as each may be amended or promulgated from time to time.

6.2Notices. All notices, demands and requests required by this Employment Agreement shall be in writing and shall be deemed to have been given or made for all purposes (i) upon personal delivery, (ii) one day after being sent, when sent by professional overnight courier service, (iii) five days after posting when sent by registered or certified mail, or (iv) on the date of transmission when sent by telegraph, telegram, telex, or other form of "hard copy" transmission, to either party hereto at the address set forth below or at such other address as either party may designate by notice pursuant to this Section 6.
If to the Company, to:
Carmine Renzulli
Executive Vice President, Human Resources
198 Champion Court
San Jose, CA 95134

And a copy to:

Pamela Tondreau
Senior Vice President, Chief Legal Officer
198 Champion Court
San Jose, CA 95134

If to Executive, to Executive's home address on file with the Company.

6.3Assignment. This Employment Agreement shall be binding on, and shall inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors and assigns; provided, however, that Executive may not assign, transfer or delegate his rights or obligations hereunder and any attempt to do so shall be void.

6.4Deductions. All amounts paid to Executive hereunder are subject to all withholdings and deductions required by law, as authorized under this Employment Agreement, and as authorized from time to time.

6.5Entire Agreement. This Employment Agreement contains the entire agreement of the parties with respect to the subject matter hereof. It supersedes all other representations, understandings, undertakings, or agreements (whether written or oral), in their entirety, including (but not limited to) the Offer Letter and the Change of Control Severance Agreement dated May 26, 2016 (which previously was superseded and replaced by the Offer Letter).

6.6Amendment. This Employment Agreement may be modified or amended only by a written agreement signed by the Board (or an officer authorized by the Board to act in this matter) and Executive.

6.7Waivers. No waiver of any term or provision of this Employment Agreement will be valid unless such waiver is in writing signed by the party against whom enforcement of the waiver is sought. The waiver of any term or provision of this Employment Agreement shall not apply to any subsequent breach of this Employment Agreement.

6.8Counterparts. This Employment Agreement may be executed in several counterparts, each of which shall be deemed an original, but together they shall constitute one and the same instrument.

6.9Severability. The provisions of this Employment Agreement shall be deemed severable, and if any part of any provision is held illegal, void or invalid under applicable law, such provision may be changed to the extent reasonably necessary to make the provision, as so changed, legal, valid and binding. If any provision of this Employment Agreement is held illegal, void or invalid in its entirety, the remaining provisions of this Employment Agreement shall not in any way be affected or impaired but shall remain binding in accordance with their terms.

6.10Governing Law. This employment agreement and the rights and obligations of the Company and Executive hereunder shall be determined under, governed by and construed in accordance with the laws of the State of California.

6.11Arbitration. Executive understands and agrees that, as a condition of his employment with the Company, any and all disputes that Executive may have with the Company, or any of its employees, officers, directors, agents or assigns, which arise out of Executive's employment or investment or compensation shall be resolved through final and binding arbitration, as specified in this Employment Agreement. This shall include, without limitation, any controversy, claim or dispute of any kind, including disputes relating to any employment by the Company or the termination thereof, claims for breach of contract or breach of the covenant of good faith and fair dealing, infliction of emotional distress, defamation and any claims of discrimination, harassment or other claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans With Disabilities Act, the Employee Retirement Income Securities Act, or any other federal, state or local law or regulation now in existence or hereinafter enacted and as amended from time to time concerning in any way the subject of Executive's employment with the Company or its termination. The only claims not covered by this Employment Agreement are claims for benefits under the unemployment insurance or workers' compensation laws, or other claims that cannot by law be submitted to arbitration. Any disputes and/or claims covered by this Employment Agreement shall be submitted to final and binding arbitration to be conducted in Santa Clara County, California, in accordance with the rules of Judicial Arbitration and Mediation Services (JAMS), which are available at http://www.iamsadr.com/rules-employment-arbitration/ and from Human Resources. Executive agrees that the arbitrator shall administer and conduct any arbitration in accordance with California law, including the California Code of Civil Procedure (the "CCP Act") and the California Evidence Code, and that the arbitrator shall apply substantive and procedural California law to any dispute or claim, without reference to rules of conflict-of-law. To the extent that the JAMS rules conflict with California law, California law shall take precedence. Executive understands that Executive may bring a proceeding as a Private Attorney General, as permitted by law. The Federal Arbitration Act governs this agreement and shall continue to apply with full force and effect, notwithstanding the application of procedural rules set forth in the CCP Act and California law. Executive agrees that the arbitrator shall have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication, and motions to dismiss and demurrers, applying the standards set forth under the CCP Act. Executive agrees that the arbitrator shall issue a written decision on the merits. Executive also agrees that the arbitrator shall have the power to award any remedies available under applicable law, and that the arbitrator shall award attorneys' fees and costs to the prevailing party, where provided by applicable law. Executive agrees that the decree or award rendered by the arbitrator may be entered as a final and binding judgment in any court having jurisdiction thereof. Executive understands that the Company will pay for any administrative or hearing fees charged by the arbitrator or JAMS except that Executive shall pay any filing fees associated with any arbitration that Executive initiates, but only so much of the filing fees as Executive would have instead paid had Executive filed a complaint in a court of law. Executive acknowledges and agrees that Executive is executing this Employment Agreement voluntarily and without any duress or undue influence by the Company or anyone else. Executive further acknowledges and agrees that Executive has carefully read this Employment Agreement and that Executive has asked any questions needed for Executive to understand the terms, consequences, and binding effect of this agreement and fully understand it. The arbitration shall be instead of any civil litigation; this means that Executive and the Company are waiving any right to a jury trial, and that the arbitrator's decision shall be final and binding to the fullest extent permitted by law and enforceable by any court having jurisdiction thereof. Finally, Executive agrees that he has been provided an opportunity to seek the advice of an attorney of Executive's choice before signing this agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first above written.

CYPRESS SEMICONDUCTOR CORPORATION

By: /s/ Pamela Tondreau

Name: Pamela Tondreau

Title: Chief Legal Officer

EXECUTIVE

/s/ Hassane El-Khoury

EXHIBIT A

SECTION 7 OF THE DEFEND TRADE SECRETS ACT OF 2016

". . . An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that-(A) is made-(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. . . . An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual-(A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order."